UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 14, 2009

Hampton Roads Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	001-32968	54-2053718
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

999 Waterside Drive, Suite 200, Norfolk, Virginia	23510
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (757) 217-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

John A.B. “Andy” Davies, Jr., 57, has joined Hampton Roads Bankshares, Inc. (the “Company”) as President and Chief Executive Officer, effective July 14, 2009. Prior to joining the Company, Mr. Davies was President and Chief Executive Officer of The Marathon Organization, Ltd., a management consulting company he founded in 2004 that provided strategic planning services to banks located in the Southeast. Prior to forming Marathon, Mr. Davies was President of the Virginia Market and Chairman of the Virginia Board of RBC Centura Bank from 1999-2004.

The Company and Mr. Davies have entered into a three year employment contract, a copy of which is attached hereto as Exhibit 10.1, which provides for an initial annual salary of $500,000. He is eligible to participate in all cash and non-cash employee benefit plans maintained by the Company for its senior executive officers, as may be determined by the Company’s Board of Directors. All of the aforementioned plans are more fully discussed in Amendment No. 2 to the Company’s 2008 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on June 23, 2009. Other benefits extended to Mr. Davies include the personal use of a company automobile.

Subject to certain limitations, Mr. Davies is to receive annually restricted stock grants equal to the lesser of 25% of his annual base salary on the date of grant, or the maximum the Company is able to provide under the applicable restricted stock plan, and each such annual award of restricted shares shall be subject to vesting as follows: one-third of such shares shall vest as of the second anniversary of the date of grant; one-third of such shares shall vest on the second anniversary of the date of grant to the extent the Company attains reasonable performance standards for the year in which the grant occurred; and (iii) one-third of such shares shall vest upon the Company’s attainment of reasonable performance standards for the three year period, beginning with the year in which the grant occurred.

Item 9.01	Exhibits.

EXHIBIT NO.	DESCRIPTION
10.1	Employment Agreement of John A.B. Davies, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hampton Roads Bankshares, Inc.

Date: July 17, 2009	By:	/s/ John A.B. Davies, Jr.
John A.B. Davies, Jr.
President and Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
10.1	Employment Agreement of John A.B. Davies, Jr.